FOR IMMEDIATE RELEASE

COURT ENTERS JUDGMENT IN ICO LITIGATION AGAINST BOEING

$631,067,767 Million Judgment for ICO Reported To Be Largest Jury Verdict of 2008

Reston, VA., (Business Wire) January 6, 2009 – ICO Global Communications (Holdings) Limited (NASDAQ: ICOG) today announced that the Los Angeles Superior Court has entered judgment on the verdict the company received in its litigation against The Boeing Company and its Boeing Satellite Services International subsidiary (collectively, “Boeing”) (NYSE: BA).  The judgment amount is $631,067,767.00.  The judgment consists of compensatory damages of $371 million and punitive damages of $236 million, which the jury awarded in October 2008, plus pre-judgment interest.  Beginning January 2, 2009, post-judgment interest will accrue on the full judgment amount at the rate of 10% per annum (simple interest), or $63,106,777.00 per year.  Based on available information, ICO believes that the judgment represents the largest jury verdict of 2008.

“The entry of judgment on the verdict is another important step in ICO’s long running efforts to obtain compensation for its shareholders for Boeing’s fraud, tortious interference and breach of contract,” commented John Flynn, executive vice president, general counsel and secretary for ICO.  “We once again thank the jury for their dedicated service in this case.  We are disappointed that the court did not include in the judgment the full amount of interest that ICO believes it is entitled to under the jury’s verdict.”

The judgment is subject to post-judgment motions, appeal and collection.

Case information can be found at www.lasuperiorcourt.org, case number BC320115.

About ICO

ICO Global Communications (Holdings) Limited is a satellite communications company developing an advanced next-generation hybrid media system, combining both satellite and terrestrial communications capabilities.  ICO’s satellites are capable of supporting wireless voice, data, and/or Internet services on mobile and portable devices.  In North America, ICO is deploying a mobile interactive media service known as ICO mim™.  ICO mim will combine ICO’s unique interactive satellite capability with nationwide coverage to deliver a new level of navigation, enhanced roadside assistance and the ultimate mobile video experience, including 10-15 live channels of premium television content.   ICO is based in Reston, Virginia. For more information, visit www.ico.com.

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding the judgment and post-judgment interest.  These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from our expected results.  These risks include, but are not limited to, the fact that the court could modify the verdict under certain circumstances, the fact that the jury’s verdict is subject to appeal by BSSI and Boeing, and the fact that receipt of the award is subject to collection from BSSI and Boeing.  More information about risks is contained in ICO's most recent Annual Report on Form 10-K and its other filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release speak as of the date hereof, and ICO undertakes no obligation to revise or update any forward-looking statements for any reason.

Contact:
Christopher Doherty
ICO Global Communications
703-964-1414
christopher.doherty@ico.com

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